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Exhibit 99.1

[LETTERHEAD OF WET SEAL INC.]

Results

contact:    Walter Parks, Executive Vice President/CAO
(949) 699-3922

THE WET SEAL, INC. ANNOUNCES EARNINGS
FOR SECOND QUARTER FISCAL 2002

FOOTHILL RANCH, CA, August 22, 2002, BusinessWire/—Specialty retailer The Wet Seal, Inc. (Nasdaq: WTSLA) today reported earnings of $0.12 per diluted share for the 13-week period ended August 3, 2002, compared to $0.12 per diluted share for the 13-week period ended August 4, 2001. For the 26-week period ended August 3, 2002, the Company posted earnings of $0.39 per diluted share as compared to $0.29 per diluted share for the 26-week period ended August 4, 2001. Note that all earnings per share amounts have been adjusted for the 3-for-2 stock split effected as of May 9, 2002.

Net sales for the 13-week period ended August 3, 2002 were $146,158,000 compared to net sales of $135,580,000 for the 13-week period ended August 4, 2001, an increase of $10,578,000 or 7.8 percent. The Company's comparable store sales increased 1.6 percent for the 13-week period ended August 3, 2002 compared to an increase of 3.4 percent for the period ended August 4, 2001. Net sales for the 26-week period ended August 3, 2002 were $302,778,000 compared to net sales of $273,493,000 for the 26-week period ended August 4, 2001, an increase of $29,285,000 or 10.7 percent. The Company's comparable store sales increased 4.9 percent for the 26-week period ended August 3, 2002 compared to an increase of 3.5 percent for the period ended August 4, 2001.

"We were disappointed with the July results especially after positive comparable store sales of 6.4% over the prior year for the first nine weeks of the quarter. In the month of July, we experienced a significant reduction in the overall bottom business. We attribute this reduction to lack of selection in our stores of seasonal bottoms, which did not perform in the first quarter. These inventory misses were further exacerbated by the elimination of the tax-free promotion in the Florida market, the late "back to school' period in the Texas market, and what we believe to be reduced mall traffic. Our top business was closer to plan than bottoms and our accessory business continues to be strong. In addition, we did not experience any slow down in our fashionable merchandise," stated Kathy Bronstein, Vice Chairman and Chief Executive Officer.

Given the current business trend, the Company anticipates that comparable store sales will be in the range of -10% to -15% for fiscal August. However, the Company does believe that it can achieve a low single-digit comparable store sale increase for fiscal September and October resulting in flat comparable store sales for the third quarter. Assuming flat comparable store sales for the entire third quarter, the Company believes that the gross margin for the third quarter of 2002 will be above the prior year. The investment in the direct to consumer business has generated a lower than planned response rate and the Company is adjusting downward the number of catalogs it will distribute in the next mailing. As a result, in the third quarter, S G & A as a percentage of sales will be approximately 150 basis points above the prior year, reducing overall operating profit below the prior year. Therefore, the Company anticipates earnings per share in its third quarter to be in the range of $0.18 to $0.22 compared to $0.23 in the third quarter of 2001.

If comparable store sales for the third quarter are flat, it is likely that the comparable store sales for the fourth quarter will also be flat. With these assumptions, all of which are subject to unpredictable future events, the range of earnings per share in the fourth quarter would be $0.49 to $0.53 compared to $0.49 for the fourth quarter of fiscal 2001.

The Company's cash position remained strong as of the end of the second quarter with approximately $115 million in cash and investments, and no long-term debt. The cash decrease from the prior year end was primarily due to approximately $29.5 million spent on capital expenditures during the first half of this fiscal year for construction of new stores, remodels, and various refurbishment projects. As of August 3, the inventory per square foot was approximately eight percent below the prior year.

As of the end of the second quarter of fiscal 2002, the Company operated 588 stores compared to 571 stores at the end of fiscal 2001. For the second quarter, the Company opened 11 Wet Seal stores, 4 Arden B. stores, and 1 Zutopia store. The Company also closed 1 Wet Seal store, 3 Contempo Casual stores, 1 Arden B. store and 2 Zutopia stores. The Company plans to open approximately 41 new stores and close approximately 12 stores in the third and fourth quarters of this year, which would result in the opening of approximately 71 new stores and the closing of approximately 25 stores for the entire fiscal year.

Capital expenditures for the second quarter year to date were $29.5 million. This investment includes $24 million for new stores, remodeled stores, and store refurbishments and $4.1 million for Management System improvements, and $1.4 million for home office and central distribution improvements.

The Wet Seal, Inc. invites you to listen to the second quarter conference call with Kathy Bronstein, Vice Chairman and CEO, Walter Parks, Executive Vice President and CAO and Steven Strickland, Senior Vice President of Marketing & Creative Services today at 9:00 AM PST. An encore will be available through August 30, 2002. Please call 800-946-0720 and provide ID#676817 to listen to the call. For the replay, please call 888-203-1112 and provide ID#676817. Should you have any questions regarding the conference call, please contact Investor Relations at 949-699-4007.

The Wet Seal, Inc., a specialty retailer of fashionable and contemporary apparel and accessory items is headquartered in Foothill Ranch, California. The Company currently operates a total of 591 stores in 45 states, the District of Columbia and Puerto Rico. The Company currently operates 469 Wet Seal/Contempo Casuals stores, 91 Arden B. stores, and 31 Zutopia stores.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company's opening and closing of stores, profitability and growth, demand for its products or any other statements that relate to the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

SOURCE: The Wet Seal, Inc.

THE WET SEAL, INC.
SELECTED FINANCIAL DATA
(UNAUDITED)
(000'S OMITTED, EXCEPT SHARE DATA & SELECTED OPERATING DATA)

	13 Weeks Ended		26 Weeks Ended
	August 3, 2002	August 4, 2001	August 3, 2002	August 4, 2001
CONSOLIDATED STATEMENTS OF OPERATIONS
SALES	$146,158	$135,580	$302,778	$273,493
COST OF SALES (including buying, distribution and occupancy costs)	101,605	95,502	205,428	191,749

GROSS MARGIN	44,553	40,078	97,350	81,744
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	39,590	35,498	79,435	69,897

OPERATING INCOME	4,963	4,580	17,915	11,847
INTEREST INCOME, NET	903	1,278	1,903	2,798

INCOME BEFORE PROVISION FOR INCOME TAXES	5,866	5,858	19,818	14,645
PROVISION FOR INCOME TAXES	2,200	2,285	7,432	5,712

NET INCOME	$3,666	$3,573	$12,386	$8,933

NET INCOME PER SHARE, BASIC	$0.12	$0.12	$0.41	$0.30

NET INCOME PER SHARE, DILUTED	$0.12	$0.12	$0.39	$0.29

WEIGHTED AVERAGE SHARES OUTSTANDING, BASIC	30,351,080	29,565,276	30,236,446	29,403,614

WEIGHTED AVERAGE SHARES OUTSTANDING, DILUTED	31,691,653	30,468,744	31,648,146	30,302,382

NOTE: ALL EARNINGS PER SHARE ADJUSTED FOR THE 3 FOR 2 STOCK SPLIT
SELECTED OPERATING DATA: (RETAIL STORES ONLY)
COMPARABLE STORE SALES	1.6%	3.4%	4.9%	3.5%
STORES OPEN AT END OF PERIOD			588	558
AVERAGE SALES PER SQ. FT			$136	$123
CONSOLIDATED BALANCE SHEET DATA: (000'S OMITTED)
CASH, CASH EQUIVALENTS AND INVESTMENTS			$115,000	$113,000
INVENTORY			43,000	43,000
TOTAL ASSETS			314,000	269,000
TOTAL STOCKHOLDERS' EQUITY			224,000	179,000

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THE WET SEAL, INC. ANNOUNCES EARNINGS FOR SECOND QUARTER FISCAL 2002
THE WET SEAL, INC. SELECTED FINANCIAL DATA (UNAUDITED) (000'S OMITTED, EXCEPT SHARE DATA & SELECTED OPERATING DATA)